Exhibit 10.1

Execution Version

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is made and entered into this 1st day of June, 2010, by and among Restaurant Associates, Inc., a Texas Corporation (the “Company”), Voldar, LLC, a Texas limited liability company (“Voldar”), Sherri Mofid (“Mofid”), John Faltynski (“Faltynski”), James Noryian (“Noryian”) and RCI Entertainment (3315 North Freeway FW), Inc., a Texas corporation (the “Purchaser”).

WHEREAS, the Company owns and operates an adult entertainment cabaret known as Fort Worth Gentleman’s Club (“FW Gentleman’s Club”) located at 3315 North Freeway, Fort Worth, Texas 76106 (the “Premises”); and

WHEREAS, Mofid owns all of the shares of common stock of the Company, which represents 100% of all of the shares of capital stock of the Company presently issued and outstanding (the “Shares”); and

WHEREAS, Faltynski is the president of the Company, and as such receives a benefit from the transactions contemplated by this Agreement; and

WHEREAS, Noryian (i) is the son of Mofid, (ii) has knowledge and experience in the business and operations of the Company and FW Gentleman’s Club, (iii) has actively consulted with Mofid regarding the business and operations of the Company and FW Gentleman’s Club, and (iv) was instrumental in the negotiations of the transactions contemplated by this Agreement; and as such receives a benefit from the transactions contemplated by this Agreement; and

WHEREAS, Voldar owns the real property commonly known as 3315 North Freeway, Fort Worth, Texas 76106 (the “Real Property”) as is more fully described on Exhibit “A” attached hereto; and

WHEREAS, Mofid owns the real property located at BLK 3, Lots 4R and 5R, Diamond Heights Industrial Addition, Fort Worth, Texas 76106 (the “Adjacent Property”), which is located adjacent to the Real Property and is more fully described on Exhibit “B” attached hereto; and

WHEREAS, the Real Property and the Adjacent Property comprise, in the aggregate, approximately 2.2 acres of land; and

WHEREAS, the Company desires to sell, transfer and convey all of the assets owned by it which are associated or used in connection with the operation of FW Gentleman’s Club to the Purchaser, on the terms and conditions set forth herein; and

WHEREAS, Voldar desires to enter into a lease agreement and an option to buy with Purchaser whereby Voldar will lease the Real Property to Purchaser and grant the Purchaser or its assign an option to buy the Real Property, on the terms and conditions set forth herein; and

WHEREAS, Mofid desires to enter into a lease agreement and an option to buy with Purchaser whereby Mofid will lease the Adjacent Property to Purchaser and grant the Purchaser or its assign an option to buy the Adjacent Property, on the terms and conditions set forth herein; and

WHEREAS, the Purchaser desires to (i) purchase the assets owned by the Company, (ii) enter into a lease agreement and an option to buy with Voldar for the Real Property, and (iii) enter into a lease agreement and an option to buy with Mofid for the Adjacent Property, all on the terms and conditions set forth herein; and

WHEREAS, the (i) acquisition of all of the assets owned by the Company by the Purchaser, (ii) entry in to the lease agreement and an option to buy the Real Property and (iii) the entry into the lease agreement and an option to buy the Adjacent Property will sometimes collectively be referred to herein as the “Acquisition”.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements and the respective representations and warranties herein contained, and on the terms and subject to the conditions herein set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
PURCHASE AND SALE OF THE ASSETS

Section 1.1            Assets of the Company to be Transferred to Purchaser.  On the Closing Date (as defined in Section 4.1 hereof), and subject to the terms and conditions set forth in this Agreement, the Company shall sell, convey, transfer and assign, or cause to be sold, conveyed, transferred and assigned to Purchaser free and clear of all liens and encumbrances, and Purchaser shall acquire all of the tangible and intangible assets and personal property of every kind and description and wherever situated of the business of FW Gentleman’s Club from the Company, including but not limited to, the following personal property of the Company:

(i)
all of the tangible and intangible assets and personal properties of every kind and description and wherever situated of the business of FW Gentleman’s Club, including, without limitation, inventories, furniture, fixtures, equipment (including office and kitchen equipment), computers and software, appliances, sign inserts,  sound and lighting and telephone systems not incorporated into the building, telephone numbers, and other personal property of whatever kind and nature owned or leased by the Company, installed, located, situated or used in, on, or about, or in connection with the operation, use and enjoyment of the Premises and all other items on the subject Premises and used in connection with the operation of FW Gentleman’s Club;

(ii)
all of the Company's inventory of supplies, accessories and any and all other items of personal property of whatever nature, including but not limited to all alcoholic beverages, sold by the Company in the operation of FW Gentleman’s Club (the "Inventory");

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(iii)	all supplies (other than Inventory) and other "consumable supplies" used in connection with the operation of FW Gentleman’s Club (the "Supplies");

(iv)
all of the Company's right, title, and interest, as lessee, of any and all equipment leased by the Company and located at FW Gentleman’s Club (the "Leased Equipment");  for which Purchaser agrees to assume payment if disclosed by Company.  Company shall cancel and pay for any undisclosed equipment lease that Purchaser does not continue to use.

(v)
all right, title, and interest of the Company to the use of the telephone numbers presently being used by FW Gentleman’s Club, including all rotary extensions thereto, and all advertisements in the "Yellow Pages", "City Directory" and other similar publications (the "Telephone Numbers") and after the Closing, Purchaser shall assume all expenses for the Telephone Numbers and advertising;

(vi)
copies of the Company's lists of suppliers, and any and all of books, records, papers, files, memoranda and other documents relating to or compiled in connection with the operation of FW Gentleman’s Club which are requested by Purchaser (the "Records");

(vii)	all intellectual property of every kind of the Company, including but not limited to all trade marks, trade names, service marks, patents, copyrights, and trade secrets;

(viii)	all universal resource locators (“URL’s”) and internet domain names, and all goodwill associated with or used in connection with the operation or business of the URLS and internet domain names;

(ix)
to the extent transferable, any and all necessary permits and authorizations which are needed to conduct an adult entertainment business serving alcoholic beverages at FW Gentleman’s Club which the Company has the right to transfer and convey, including its sexually oriented business permit and license and all other licenses, consents, authorizations, accreditations, waivers and approvals (together with all government filings pertaining thereto), however designated, established, maintained or renewed and issued evidencing or authorizing the Company, the Company’s agent(s) or nominee(s) for the purpose of engaging in the business and/or operation of an adult cabaret nightclub business, gaming facility, restaurant, bar, lounge, sale of liquor or any other business currently operating or capable of being operated on the Premises however characterized.

All of the items set forth in this Section 1.1 are collectively referred to as the “Purchased Assets”.  Exhibit 1.1 shall be a list of all furniture, fixtures and equipment included within the Purchased Assets.

Section 1.2           Excluded Assets.  Specifically excluded from the Purchased Assets are (i)  the corporate seals, books, accounting records and records related to corporate governance of the Company (ii) all Company bank accounts and all Company monies (including cash) on hand as of the Closing Date and (iii) all credit card receipts and ATM purchases as of the Closing Date (hereinafter collectively referred to as the “Excluded Assets”).  Further, the Company is currently a party to the pending action, styled, Texas Entertainment Association, Inc. and Karpod, Inc. v. The State of Texas (which is on appeal, styled, The State of Texas, Appellants v. Texas Entertainment Association, Inc. and Karpod, Inc., Appellees) (hereinafter referred to as the “Texas Patron Tax Litigation”).  If the Company receives any award, judgment, settlement amount or other benefit arising from a final disposition of the Texas Patron Tax Litigation, such portion of any and all proceeds, payments, or settlement monies or other benefits or reimbursements, relating directly to payments for the Texas Patron Tax made by the Company prior to the Closing Date (but not thereafter), will also be deemed Excluded Assets.

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Section 1.3            Intent of the Parties.  Although the description of the Purchased Assets in Section 1.1 is intended to be complete, in the event Section 1.1 fails to contain the description of any assets belonging to the Company which are used for the business of FW Gentleman’s Club, such assets shall nonetheless be deemed transferred to Purchaser at the Closing.

ARTICLE II
NO ASSUMPTION OF LIABILITIES

Section 2.1            Excluded Liabilities.  Notwithstanding anything contained in this Agreement to the contrary, Purchaser shall have no obligation and is not assuming, and the Company shall retain, pay, perform, defend and discharge, all of the liabilities and obligations of every kind whatsoever related or connected to the Purchased Assets or the business of FW Gentleman’s Club arising or accruing prior to the Closing Date, whether disclosed or undisclosed, known or unknown on the Closing Date, direct or indirect, absolute or contingent, secured or unsecured, liquidated or unliquidated, accrued or otherwise, whether liabilities for taxes, liabilities of creditors, liabilities arising under any profit sharing, pension or other benefit under any plan of the Company, liabilities to any Governmental Agency (as hereinafter defined) or third parties, liabilities assumed or incurred by the Company by operation of law or otherwise (collectively, the “Excluded Liabilities”), including, but not limited to, (i) contractual liabilities arising from FW Gentleman’s Club’s business or ownership of the Purchased Assets prior to the Closing Date, and (ii) any taxes owing by the Company, including but not limited to amounts accessed under the Texas Patron Tax, occurring before Closing, or whether related to the business of FW Gentleman’s Club, the Purchased Assets or otherwise and any liens on the Purchased Assets relating to any such taxes.

Section 2.2             Taxes.  The Company shall pay when due any sales, transfer, excise, or other taxes which may be imposed in any jurisdiction in connection with or arising from the sale and transfer of any of the Purchased Assets to Purchaser.

Section 2.3            Bulk Sales Laws.  The Company acknowledges that any applicable provisions of any tax clearance or bulk sales laws pertaining to the transactions contemplated by this Agreement are  being complied with and that the Company agrees to indemnify and hold harmless Purchaser from and against any and all liabilities arising out of or relating to any such tax clearance or bulk sales law.  Any such liability shall be an Excluded Liability.

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ARTICLE III
PURCHASE PRICE FOR
THE PURCHASED ASSETS

As consideration for the purchase of the Purchased Assets, Purchaser shall pay to the Company an aggregate amount payable at Closing, of $2,075,000 payable by cashier’s check, certified funds or wire transfer, which amount is referred to hereinafter as the “Purchase Price.” In addition, at closing, a payment of $9,000.00 shall be paid to Company for billboard advertising (advance payment reimbursement).

ARTICLE IV
CLOSING

Section 4.1            The Closing.  The closing of the transactions contemplated by this Agreement shall take place on or before June 1,2010 (the “Closing Date”), at the Law Office of Steven Swander, 505 Main  Street, Suite 250, Fort Worth, Texas 76102, or at such other time and place as agreed upon among the parties hereto (the “Closing”).

Section 4.2            Delivery of Documents at Closing.  At the Closing: (a) the Company shall deliver to Purchaser all instruments of assignment and bills of sale necessary to transfer to Purchaser good and marketable title to the Purchased Assets free and clear of all liens, charges or encumbrances against delivery by Purchaser to the Company of payment in an amount equal to the Purchase Price of the Purchased Assets being purchased by Purchaser in the manner set forth herein; (b) the Company and Purchaser shall deliver the various certificates, instruments and documents (and shall take the required actions) referred to in Articles VIII and IX below; and (c) the Related Transactions (as defined below) shall be consummated concurrently with the Closing.

Section 4.3             Related Transactions.  In addition to the purchase and sale of the Purchased Assets, the following actions shall take place contemporaneously at the Closing (collectively, the "Related Transactions"):

(i)            Lease Agreement for Real Property with Option to Purchase.  The Purchaser and Voldar will enter into a lease agreement for the Real Property (the “RP Lease Agreement”).  The RP Lease Agreement will have a term of five (5) years with one five (5) year option to extend at the discretion of the Purchaser.  The monthly rental rate during its term is as follows:  $19,800 during the first 60 months; and, assuming the five (5) year option is exercised by the Purchaser, the monthly rental rate will be as follows:  $23,130 during months 61 through 72; $23,850 during months 73 through 84; $24,525 during months 85 through 96; $25,200 during months 97 through 108; and $25,875 during months 109 through 120.  The RP Lease Agreement will also grant the Purchaser an option to purchase the Real Property from Voldar (the “RP Option”).  The Purchaser may exercise the RP Option any time after the twelfth (12th) month of the RP Lease Agreement and before the expiration of the RP Lease Agreement (including its option term).  To exercise the RP Option, the Purchaser must provide Voldar thirty (30) days prior written notice and must contemporaneously exercise the AP Option (defined below).  The purchase price at which the Purchaser may purchase the Real Property from Voldar, upon the Purchaser’s exercise of the RP Option, will be as follows:  $4,500,000 during months 13 through 60; $4,635,000 during months 61 through 72; $4,770,000 during months 73 through 84; $4,905,000 during months 85 through 96; $5,040,000 during months 97 through 108; and $5,175,000 during months 109 through 120.  The form of RP Lease Agreement is attached hereto as Exhibit 4.3(i).

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(ii)           Lease Agreement for Adjacent Property with Option to Purchase.  The Purchaser and Mofid will enter into a lease agreement for the Adjacent Property (the “AP Lease Agreement”).  The AP Lease Agreement will have a term of five (5) years with one five (5) year option to extend at the discretion of the Purchaser.  The monthly rental rate during its term as follows: $2,200 during the first 60 months; and, assuming the five (5) year option is exercised by the Purchaser, the monthly rental rate will be as follows:   $2,570 during months 61 through 72; $2,650 during months 73 through 84; $2,725 during months 85 through 96; $2,800 during months 97 through 108; and $2,875 during months 109 through 120.  The AP Lease Agreement will also grant the Purchaser an option to purchase the Adjacent Property from Mofid (the “AP Option”).  The Purchaser may exercise the AP Option any time after the twelfth (12th) month of the AP Lease Agreement and before the expiration of the AP Lease Agreement (including its option term).  To exercise the AP Option, the Purchaser must provide Mofid thirty (30) days prior written notice and must contemporaneously exercise the RP Option.  The purchase price at which the Purchaser may purchase the Adjacent Property from Mofid, upon the Purchaser’s exercise of the AP Option, will be as follows: $500,000 during months 13 through 60; $515,000 during months 61 through 72; $530,000 during months 73 through 84; $545,000 during months 85 through 96; $560,000 during months 97 through 108; and $575,000 during months 109 through 120.  The form of AP Lease Agreement is attached hereto as Exhibit 4.3(ii).

(iii)          Covenant Not to Compete for Mofid.  Mofid will enter into a five (5) year Non-Competition Agreement pursuant to the terms of which Mofid will agree not to compete, either directly or indirectly, with the Purchaser, FW Gentleman’s Club or any of their affiliates, by owning, participating or operating an establishment featuring live female nude or semi-nude (topless) adult entertainment in Tarrant County within a ten (10) mile radius of the FW Gentleman’s Club, save and except only for the following two (2) adult entertainment clubs: (A) Panther City, located at 719 North Main Street, Fort Worth, Texas 76164 and (B) Texas Cabaret, located at 1300 NE Loop 820, Fort Worth, Texas 76106.

The form of Non-Competition Agreement is attached hereto as Exhibit 4.3(iii).

(iv)          Covenant Not to Compete for Noryian.  Noryian will enter into a five (5) year Non-Competition Agreement pursuant to the terms of which Noryian will agree not to compete, either directly or indirectly, with the Purchaser, FW Gentleman’s Club or any of their affiliates, by owning, participating or operating an establishment featuring live female nude or semi-nude (topless) adult entertainment in Tarrant County within a ten (10) mile radius of the FW Gentleman’s Club. , save and except only for the following two (2) adult entertainment clubs: (A) Panther City, located at 719 North Main Street, Fort Worth, Texas 76164 and (B) Texas Cabaret, located at 1300 NE Loop 820, Fort Worth, Texas 76106.

The form of Non-Competition Agreement is attached hereto as Exhibit 4.3(iv).

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ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF MOFID, FALTYNSKI, VOLDAR AND THE COMPANY

Mofid, Faltynski, individually and in his capacity as President of the Company, Voldar and the Company, jointly and severally, hereby represent and warrant to Purchaser as follows:

Section 5.1.            Organization, Good Standing and Qualification of the Company and Voldar.

(i)            The Company  and Voldar (i) are entities duly organized, validly existing and in good standing under the laws of the state of Texas, (ii) have all requisite power and authority to carry on their business, and (iii) are duly qualified to transact business and are in good standing in all jurisdictions where their ownership, lease or operation of property or the conduct of their business requires such qualification, except where the failure to do so would not have a material adverse effect to the Company or Voldar, respectively.

(ii)           The authorized capital stock of the Company consists of 10,000 shares of common stock, $1.00 par value, of which 1,500 shares are validly issued and outstanding. There are no shares of preferred stock authorized or issued and there is no other class of capital stock authorized or issued by the Company.  All of the issued and outstanding shares of common stock of the Company are owned by Mofid and are fully paid and non-assessable.  None of the Shares issued are in violation of any preemptive rights.  The Company has no obligation to repurchase, reacquire, or redeem any of its outstanding capital stock.  There are no outstanding securities convertible into or evidencing the right to purchase or subscribe for any shares of capital stock of the Company.  There are no outstanding or authorized options, warrants, calls, subscriptions, rights, commitments or any other agreements of any character obligating the Company to issue any shares of its capital stock or any securities convertible into or evidencing the right to purchase or subscribe for any shares of such stock, and there are no agreements or understandings with respect to the voting, sale, transfer or registration of any shares of capital stock of the Company.

Section 5.2             Subsidiaries.  Neither the Company nor Voldar have any subsidiaries.

Section 5.3            Ownership of the Purchased Assets.  The Company owns all of the Purchased Assets free and clear of any liens, claims, equities, charges, options, rights of first refusal, or encumbrances. The Company has the unrestricted right and power to transfer, convey and deliver full ownership of the Purchased Assets without the consent or agreement of any other person and without any designation, declaration or filing with any governmental authority.  Upon the transfer of the Purchased Assets to Purchaser as contemplated herein, Purchaser will receive good and valid title thereto, free and clear of any liens, claims, equities, charges, options, rights of first refusal, encumbrances or other restrictions.

Section 5.4           Ownership of the Real Property.  Except as to two (2) mechanics liens disclosed on the title commitment previously provided to Purchaser, Voldar owns good and marketable title to the Real Property, and all improvements thereon, free and clear of all liens, claims or encumbrances.  Voldar has the unrestricted right and power to transfer, convey and deliver full ownership of the Real Property without the consent or agreement of any other person and without any designation, declaration or filing with any governmental authority.  In the event the Purchaser exercises the RP Option, upon the transfer of the Real Property to the Purchaser, as contemplated herein and by the RP Lease Agreement, the Purchaser will receive good and valid title thereto, free and clear of any liens, claims, equities, charges, options, rights of first refusal, encumbrances or other restrictions.

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Section 5.5            Authorization.  All action on the part of the Company and Voldar necessary for the authorization, execution, delivery and performance of this Agreement and all documents related to consummate the transactions contemplated herein have been taken by the Company and Voldar.  The Company and Voldar have the requisite power and authority to execute and deliver this Agreement and to perform their obligations hereunder and to consummate the transactions contemplated hereby.  This Agreement, when duly executed and delivered in accordance with its terms, will constitute a valid and binding obligation of the Company and Voldar, enforceable against the Company and Voldar in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, and other similar laws of general application relating to or affecting creditors’ rights and to general equitable principles.

Section 5.6            No Breaches or Defaults.  The execution, delivery, and performance of this Agreement by Mofid, Faltynski, the Company and Voldar does not:  (i) conflict with, violate, or constitute a breach of or a default under any other outstanding agreements or the charter or bylaws of the Company or Voldar, (ii) result in the creation or imposition of any lien, claim, or encumbrance of any kind upon the Purchased Assets, the Real Property or the Adjacent Property or (iii) require any authorization, consent, approval, exemption, or other action by or filing with any third party or Governmental Authority (as defined below) under any provision of:  (a) any applicable Legal Requirement (as defined below), or (b) any credit or loan agreement, promissory note, or any other agreement or instrument to which Mofid or the Company is a party or by which the Purchased Assets, the Real Property or the Adjacent Property may be bound or affected.  For purposes of this Agreement, "Governmental Authority" means any foreign governmental authority, the United States of America, any state of the United States, and any political subdivision of any of the foregoing, and any agency, department, commission, board, bureau, court, or similar entity, having jurisdiction over the parties hereto or their respective assets or properties.  For purposes of this Agreement, "Legal Requirement" means any law, statute, injunction, decree, order or judgment (or interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority.

Section 5.7            Consents.  No permit, consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or any other person or entity is required on the part of Mofid or the Company or Voldar in connection with the execution and delivery by Mofid or the Company or Voldar of this Agreement or the consummation and performance of the transactions contemplated hereby.

Section 5.8           Pending Claims.  Except as to two (2) mechanics liens disclosed on the title commitment previously provided to Purchaser, There is no claim, suit, arbitration, investigation, action, litigation or other proceeding, whether judicial, administrative or otherwise, now pending or, to Mofid’s, Faltynski’s, Voldar’s or  the Company’s knowledge, contemplated or threatened against Mofid or the Company or Voldar before any court, arbitration, administrative or regulatory body or any governmental agency which may result in any judgment, order, award, decree, liability or other determination which will or could reasonably be expected to have any material effect upon Mofid, the Company or the business of FW Gentleman’s Club or the transfer by the Company to Purchaser of the Purchased Assets, the entry into the RP Lease Agreement by Mofid or the entry into the AP Lease Agreement by Voldar under this Agreement, and there is no basis known to Mofid, Faltynski, the Company or Voldar for any such action.  No litigation is pending, or, to Mofid’s, Faltynski’s, the Company’s or Voldar’s  knowledge, threatened against Mofid, Faltynski, the Company or Voldar, or their assets or properties which seeks to restrain or enjoin the execution and delivery of this Agreement or any of the documents referred to herein or the consummation of any of the transactions contemplated thereby or hereby.  Neither Mofid, the Company nor Voldar is subject to any judicial injunction or mandate or any quasi-judicial or administrative order or restriction directed to or against them or which would affect the Company, the Purchased Assets, the Real Property, the Adjacent Property or the business of the FW Gentleman’s Club.  Notwithstanding anything to the contrary set forth herein, Purchaser acknowledges the pending Texas Patron Tax Litigation, which may have an affect on the operations and revenues of the Company.

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Section 5.9            Taxes.  The Company has timely and accurately prepared and filed all federal, state, foreign and local tax returns and reports required to be filed prior to such dates and has timely paid all taxes shown on such returns as owed for the periods of such returns, including all sales taxes and withholding or other payroll related taxes shown on such returns.  The Company is not delinquent in the payment of any tax or governmental charge of any nature.  Neither the Company, Mofid nor Faltynski have any knowledge of any liability for any tax to be imposed by any taxing authorities upon the Company as of the date of this Agreement and as of the Closing that is not adequately provided for.  No assessments or notices of deficiency or other communications have been received by Mofid, Faltynski or the Company with respect to any tax return which has not been paid, discharged or fully reserved against and no amendments or applications for refund have been filed or are planned with respect to any such return.  None of the federal, state, foreign and local tax returns of the Company have been audited by any taxing authority.  Neither Mofid nor Faltynski have any knowledge of any additional assessments, adjustments or contingent tax liability (whether federal or state) of any nature whatsoever, whether pending or threatened against the Company for any period, nor of any basis for any such assessment, adjustment or contingency.  There are no agreements between the Company or Mofid and any taxing authority, including, without limitation, the Internal Revenue Service, waiving or extending any statute of limitations with respect to any tax return.

Section 5.10          Financial Statements.  Mofid and the Company have delivered to Purchaser financial information which it requested (hereinafter referred to as the “Financial Statements”). Such Financial Statements are in accordance with the books and records of the Company and fairly represent the financial position of the Company and the results of operations and changes in financial position of the Company as of the dates and for the periods indicated, in each case in conformity with generally accepted accounting principles applied on a consistent basis.  Except as, and to the extent reflected or reserved against in the Financial Statements, the Company, as of the date of the Financial Statements, has no material liability or obligation of any nature, whether absolute, accrued, continued or otherwise, not fully reflected or reserved against in the Financial Statements.

Section 5.11          No Material Adverse Change.  Since the date of the Financial Statements, the Company has conducted its business in the ordinary course, consistent with past practice, and there has been no (i) change that has had or would reasonably be expected to have a material adverse effect upon the assets or business or the financial condition or other operations of the Company; (ii) acquisition or disposition of any material asset by the Company or any contract or arrangement therefore, otherwise then for fair value in the ordinary course of business; (iii) material change in the Company’s accounting principles, practices or methods; (iv) incurrence of any material indebtedness or lending of money to any person or entity; (v) acceleration, termination, modification or cancellation of any agreement, contract, lease or license (or series of related agreements, contracts, leases or licenses) involving more than $1,000 to which the Company is a party; or (vi) delay or postponement in the payment of any accounts payable or other liabilities.

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Section 5.12          Labor Matters. The Company is not a party or otherwise subject to any collective bargaining agreement with any labor union or association.  There are no discussions, negotiations, demands or proposals that are pending or have been conducted or made with or by any labor union or association, and there are not pending or threatened against the Company any labor disputes, strikes or work stoppages.  To the best of the Company’s, Mofid’s and Faltynski’s knowledge, the Company is in compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and, to their knowledge, is not engaged in any unfair labor practices.  Neither the Company nor FW Gentleman’s Club is a party to any written or oral contract, agreement or understanding for the employment of any officer, director or employee of the Company.

Section 5.13          Compliance with Laws.  The Company is, and at all times prior to the date hereof has been in compliance with all statutes, orders, rules, ordinances and regulations applicable to it or to the ownership of its assets or the operation of its businesses.  Neither Mofid, Faltynski nor the Company have any basis to expect, nor have they received, any order or notice of any such violation or claim of violation of any such statute, order, rule, ordinance or regulation by the Company.  The Company owns, holds, possesses or lawfully uses in the operation of its business all permits and licenses which are in any manner necessary or required for it to conduct its operation and business as now being conducted.  Exhibit 5.13 sets forth all licenses and permits held by the Company used in the operation of the business of FW Gentleman’s Club, all of which are in good standing and in effect as of the Closing Date.

Section 5.14          No Conflicts.  The execution and delivery of this Agreement by the Company and Voldar does not, and the performance and consummation of the transactions contemplated hereby by the Company and Voldar, will not (i) conflict with the articles of organization or regulations of the Company or Voldar, as appropriate; (ii) conflict with or result in a breach or violation of, or default under, or give rise to any right of acceleration or termination of, any of the terms, conditions or provisions of any note, bond, lease, license, agreement or other instrument or obligation to which the Company or Voldar is a party or by which the Company’s or Voldar’s assets or properties are bound; or (iii) result in the creation of any encumbrance on any of the assets or properties of the Company or Voldar, including the business of FW Gentleman’s Club.

Section 5.15          Title to Properties; Encumbrances.  The Company has good and marketable title to all of the Purchased Assets, which represent all of the assets, personal, tangible, and intangible, that are material to the conditions (financial or otherwise), business, operations or prospects of the Company and FW Gentleman’s Club, free and clear of all mortgages, claims, liens, security interests, charges, leases, encumbrances and other restrictions of any kind and nature, except (i) as disclosed in the Financial Statements of the Company, (ii) statutory liens not yet delinquent, and (iii) such liens consisting of zoning or planning restrictions, imperfections of title, easements and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of the property or assets subject thereto or affected thereby, including the business of FW Gentleman’s Club.  As of the Closing Date, the assets of the Company shall include, but shall not be limited to, the non cash assets set forth in the Company’s 2009 corporate income tax return, along with all equipment and fixtures located on the premises at FW Gentleman’s Club as of the Closing Date.

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Section 5.16           No Liabilities.  Except as to bills not yet received, (which Company shall pay as to the amounts incurred prior to closing) as of the Closing Date, the Company does not and shall not have any obligation or liability (contingent or otherwise) or unpaid bill to any third party.

Section 5.17          Contracts and Leases.  Except as shown on Exhibit 5.17, the Company does not (i) have any leases of personal property relating to the Purchased Assets, whether as lessor or lessee; (ii) have any contractual or other obligations relating to the Purchased Assets, whether written or oral; and (iii) have given any power of attorney to any person or organization for any purpose relating to the Purchased Assets or business of the Company or FW Gentleman’s Club.  The Company has an existing real estate lease agreement covering the Premises where FW Gentleman’s Club operates its adult entertainment cabaret located at 3315 North Freeway, Fort Worth, Texas (the “Old Lease Agreement”), which Old Lease Agreement will be terminated as of the Closing Date.  The Company shall provide to Purchaser prior to the Closing Date each and every contract, lease or other document relating to the assets of the Company to which it is subject or is a party or a beneficiary.  To the Company’s, Mofid’s and Faltynski’s knowledge, such contracts, leases or other documents are valid and in full force and effect according to their terms and constitute legal, valid and binding obligations of the Company and the other respective parties thereto and are enforceable in accordance with their terms.  Mofid, Faltynski and the Company have no knowledge of any default or breach under such contracts, leases or other documents or of any pending or threatened claims under any such contracts, leases or other documents.  Neither the execution of this Agreement, nor the consummation of all or any of the transactions contemplated under this Agreement, will constitute a breach or default under any such contracts, leases or other documents which would have a material adverse effect on the financial condition of the Company or the operation of FW Gentleman’s Club after the Closing.

Section 5.18          No Pending Transactions.  Except for the transactions contemplated by this Agreement and the Related Transaction contemplated in Section 4.3 herein, the Company is not a party to or bound by or the subject of any agreement, undertaking, commitment or discussions or negotiations with any person that could result in: (i) the sale, merger, consolidation or recapitalization of the Company; (ii) the sale of any of the Purchased Assets of the Company; (iii) the sale of any outstanding capital stock of the Company; (iv) the acquisition by the Company of any operating business or the capital stock of any other person or entity; (v) the borrowing of money; (vi) any agreement with any of the respective officers, managers or affiliates of the Company; or (vii) the expenditure of more than $1,000 or the performance by the Company extending for a period more than one year from the date hereof.

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Section 5.19          Material Agreements; Action.    Except for the transactions contemplated by this Agreement and the Related Transaction contemplated in Section 4.3 herein, there are no contracts, agreements, commitments, understandings or proposed transactions, whether written or oral, to which Mofid or the Company are a party or by which they are bound that involve or relate to (i) any of the respective officers, directors, stockholder or partners of the Company or (ii) covenants of Mofid or the Company not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with the Company in any line of business or in any geographical area.

Section 5.20          Insurance Policies.  Copies of all insurance policies maintained by the Company relating to the operation of FW Gentleman’s Club have been or will be delivered or made available to Purchaser.  The policies of insurance held by the Company are in such amounts, and insure against such losses and risks, as the Company reasonably deems appropriate for their property and business operations.  All such insurance policies are in full force and effect through May 31, 2010, and all premiums due thereon have been paid.

Section 5.21          No Default.  Neither Mofid nor the Company is in default under any term or condition of any instrument evidencing, creating or securing any indebtedness of  the Company, and there has been no default in any material obligation to be performed by Mofid or the Company  under any other contract, lease, agreement, commitment or undertaking to which the Company is a party or by which it or its assets or properties are bound, nor have Mofid, Faltynski or the Company waived any material right under any such contract, lease, agreement, commitment or undertaking.

Section 5.22          Books and Records.  The books of account, minute books, stock record books and other records of the Company, all of which have been made available to Purchaser, are accurate and complete and have been maintained in accordance with sound business practices.

Section 5.23          Unpaid Bills.  As of the Closing, there will be no unpaid bills or claims in connection with any repair of the Premises or other work performed or materials purchased in connection with the repair of the Premises.

Section 5.24          Notices.  Neither the Company, Mofid nor Voldar or any representative of the Company or Voldar have received any written notice (i) from any insurance companies, governmental agencies or from any other parties of any condition, defects or inadequacies with respect to the Premises which, if not corrected, would result in termination of insurance coverage or increase its cost, (ii) from any governmental agencies or any other third parties with respect to any violations of any building codes and/or zoning ordinances or any other governmental laws, regulations or orders affecting the Premises, including, without limitation, the Americans With Disabilities Act, (iii) of any pending or threatened condemnation proceedings with respect to the Premises, or (iv) of any proceedings which could or would cause the change, redefinition or other modification of the zoning classification of the Premises.

Section 5.25          Proceedings Relating to Premises.  There is no pending, or, to the best knowledge of the Company, Mofid, Voldar or any representative of the Company or Voldar, threatened, judicial, municipal or administrative proceedings with respect to, or in any manner affecting the Premises or any portion thereof, including, without limitation, proceedings for or involving tenant evictions, collections, condemnations, eminent domain, alleged building code or zoning violations, personal injuries or property damage alleged to have occurred on the Premises or by reason of the use and operation of the Premises, or written notice of any attachments, executions, assignments for the benefit of creditors, receiverships, conservatorships or voluntary or involuntary proceedings in bankruptcy or pursuant to any other debtor relief laws pending or threatened against Mofid, Voldar or the Company or the Premises itself, or the taking of the Premises for public needs.

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Section 5.26          Public Improvements.  None of the Company, Mofid, Voldar or any  representative of the Company or Voldar has knowledge of any existing or proposed public improvements which involve or which may result in any charge being levied or assessed against the Premises or which will or could result in the creation of any lien upon the Premises or any part thereof.

Section 5.27          Certificates.  To the best knowledge of the Company, Mofid, Voldar or any representative of the Company or Voldar, all certificates of occupancy, licenses, permits, authorizations and approvals required by law or by any governmental authority having jurisdiction over the Premises have been obtained and are in full force and effect.

Section 5.28          Material Defect.  None of the Company, Mofid, Voldar or any representative of the Company or Voldar has knowledge of any material defects to the Premises which have not been disclosed in writing to the Purchaser.

Section 5.29          Flooding.  None of the Company, Mofid, Voldar or any representative of the Company or Voldar has knowledge of any flooding which has occurred on the Premises.

Section 5.30          Environmental.   The Real Property and the Adjacent Property are not in violation of any state, local or federal statutes, laws, regulations, ordinances, or rules pertaining to health or the environment requirements affecting the Real Property and the Adjacent Property.  The Company, Mofid, Faltynski or Voldar has not received any citation, directive, letter or other communication, written or oral, or any notice of any proceeding, claim or lawsuit relating to any environmental issue arising out of the ownership or occupation of the Premises, and there is no basis known to the Company, Mofid, Faltynski or Voldar for any such action.

Section 5.31          Disclosure.  No representation or warranty of Mofid, Faltynski, Voldar or the Company contained in this Agreement (including the exhibits hereto) contains any untrue statement or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

Section 5.32          Employee Benefit Plans.  The Company is not a party to any employee-benefit plan.

Section 5.33          Brokerage Commission.  Except for any payments made to Spencam, Inc., for which the Company shall be responsible for payment, no broker or finder has acted on behalf of Mofid or the Company or Voldar in connection with this Agreement or the transactions contemplated hereby and no person is entitled to any brokerage or finder’s fee or compensation in respect thereto based in any way on agreements, arrangements or understandings made by or on behalf of Mofid or the Company or Voldar.

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ARTICLE VI
REPRESENTATIONS AND WARRANTIES
OF MOFID AND FALTYNSKI

Mofid and Faltynski, severally and not jointly, hereby make the following representations  and warranties to the Puchaser which representations and warranties shall be true and correct on the date hereof and on and as of the Closing Date:

Section 6.1            Ownership of the Shares, Membership Interests and Adjacent Property.  Mofid owns, beneficially and of record, all of the Shares of the Company, all of the membership interests of Voldar (the “Membership Interests”) and the Adjacent Property free and clear of any liens, claims, equities, charges, options, rights of first refusal, or encumbrances.  Mofid has the unrestricted right and power to transfer, convey and deliver full ownership of the Adjacent Property without the consent or agreement of any other person and without any designation, declaration or filing with any governmental authority.  There is not now, nor has there been, any lease existing on the Adjacent Property.  In the event the Purchaser exercises the AP Option, upon the transfer of the Adjacent Property to the Purchaser, as contemplated herein and by the AP Lease Agreement, the Purchaser will receive good and valid title thereto, free and clear of any liens, claims, equities, charges, options, rights of first refusal, encumbrances or other restrictions.

Section 6.2            Authorization of Mofid.  Mofid represents that she is a person of full age of majority, with full power, capacity, and authority to enter into this Agreement and perform the obligations contemplated hereby by and for herself and her spouse.  All action on the part of Mofid necessary for the authorization, execution, delivery and performance of this Agreement and the related documents contemplated hereby has been taken by her.  This Agreement, and the related documents contemplated hereby, when duly executed and delivered in accordance with their terms, will constitute legal, valid and binding obligations of Mofid enforceable against her in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization and other similar laws of general application affecting creditors’ rights generally or by general equitable principles.

Section 6.3            Authorization of Faltynski.  Faltynski represents that he is a person of full age of majority, with full power, capacity, and authority to enter into this Agreement and perform the obligations contemplated hereby by and for himself.  All action on the part of Faltynski necessary for the authorization, execution, delivery and performance of this Agreement, and the related documents contemplated hereby has been taken by him.  This Agreement, and the related documents contemplated hereby, when duly executed and delivered in accordance with its terms, will constitute legal, valid and binding obligations of Faltynski enforceable against him in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization and other similar laws of general application affecting creditors’ rights generally or by general equitable principles.

Section 6.4            Consents.  No consent, approval or authorization of, or designation, declaration or filing with, any other person or entity (other than governmental entities) is required on the part of Mofid or Faltynski in connection with the execution and delivery by Mofid and Faltynski of this Agreement or the consummation and performance of the transactions contemplated hereby.

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Section 6.5            Disclosure.  No representation or warranty of Mofid or Faltynski contained in this Article VI contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein in light of the circumstances under which they were made, not misleading.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES
OF PURCHASER

The Purchaser hereby represents and warrants to the Company, Mofid and Voldar as follows:

Section 7.1            Organization, Good Standing and Qualification of the Purchaser.  The Purchaser (i) is an entity duly organized, validly existing and in good standing under the laws of the state of Texas, (ii) has all requisite power and authority to carry on its business, and (iii) is duly qualified to transact business and is in good standing in all jurisdictions where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to do so would not have a material adverse effect to the Purchaser.

Section 7.2            Authorization.  All action on the part of the Purchaser necessary for the authorization, execution, delivery and performance of this Agreement and all documents related to consummate the transactions contemplated herein has been taken by the Purchaser.  The Purchaser has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.  This Agreement, when duly executed and delivered in accordance with its terms, will constitute a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, and other similar laws of general application relating to or affecting creditors’ rights and to general equitable principles.

Section 7.3            No Breaches or Defaults.  The execution, delivery, and performance of this Agreement by Purchaser does not:  (i) conflict with, violate, or constitute a breach of or a default under or (ii) require any authorization, consent, approval, exemption, or other action by or filing with any third party or Governmental Authority under any provision of:  (a) any applicable Legal Requirement, or (b) any credit or loan agreement, promissory note, or any other agreement or instrument to which Purchaser is a party.

Section 7.4            Consents.  No permit, consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or any other person or entity is required on the part of Purchaser in connection with the execution and delivery by Purchaser of this Agreement or the consummation and performance of the transactions contemplated hereby.

Section 7.5            Disclosure.  No representation or warranty of Purchaser contained in this Agreement (including the exhibits hereto) contains any untrue statement or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

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Section 7.6            Brokerage Commission.  Except for any payments made to Spencam, Inc., for which the Purchaser shall be responsible for payment, no broker or finder has acted on behalf of the Purchaser in connection with this Agreement or the transactions contemplated hereby and no person is entitled to any brokerage or finder’s fee or compensation in respect thereto based in any way on agreements, arrangements or understandings made by or on behalf of the Purchaser.

Section 7.7            Acknowledgement of Receipt of Documents.  Purchaser acknowledges receipt of all documents listed on Exhibit 7.7.

ARTICLE VIII
CONDITIONS TO CLOSING OF
MOFID, VOLDAR, FALTYNSKI AND THE COMPANY

Each obligation of Mofid, Voldar, Faltynski and the Company to be performed on the Closing Date shall be subject to the satisfaction of each of the conditions stated in this Article VIII, except to the extent that such satisfaction is waived by Mofid, Voldar, Faltynski and the Company in writing.

Section 8.1            Payment of Purchase Price.  Purchaser shall have tendered the Purchase Price for the Purchased Assets to the Company concurrently with the Closing.

Section 8.2            Related Transactions.  The Related Transaction set forth in Section 4.3 shall be consummated concurrently with the Closing.

Section 8.3            Corporate Resolutions.  Purchaser shall provide a corporate resolution of its Board of Directors which approves the transactions contemplated herein and authorizes the execution, delivery and performance of this Agreement and the documents referred to herein to which they are or will be a party dated as of the Closing Date.

Section 8.4            Absence of Proceedings.  No action, suit or proceeding by or before any court or any governmental or regulatory authority shall have been commenced and no investigation by any governmental or regulatory authority shall have been commenced seeking to restrain, prevent or challenge the transactions contemplated hereby or seeking judgments against Purchaser.

ARTICLE IX
CONDITIONS TO CLOSING OF
PURCHASER

Each obligation of Purchaser to be performed on the Closing Date shall be subject to the satisfaction of each of the conditions stated in this Article IX, except to the extent that such satisfaction is waived by Purchaser in writing.

Section 9.1            Ownership of Purchased Assets.  The Company shall own not less than 100% of the Purchased Assets, which represent all of the assets, personal, tangible and intangible that are required and material to the condition (financial or otherwise), business, operations or prospects of FW Gentleman’s Club.

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Section 9.2            Delivery of Purchased Assets.  The Company shall have delivered all instruments of assignment and bills of sale necessary to transfer to Purchaser good and marketable title to the Purchased Assets in form and substance satisfactory to the Purchaser.

Section 9.3           Corporate Resolutions.  The Company shall provide a corporate resolution of its sole shareholder and of its Board of Directors and Voldar shall provide a resolution of its member(s) and manager(s) to Purchaser which approves all of the transactions contemplated herein and authorizes the execution, delivery and performance of this Agreement and the documents referred to herein to which it is or is to be a party dated as of the Closing Date.

Section 9.4           Consents; Status of Permits and Licenses.  Purchaser shall possess all necessary permits, zoning classifications and other authorizations, whether city, county, state or federal, which may be needed to conduct adult topless entertainment with the sale of alcoholic beverages on the Premises, without any interruption, and all such permits, zoning classifications and authorizations shall be in good order, without any administrative actions pending or concluded that may challenge or present an obstacle to the continued performance of adult topless entertainment or sale of alcoholic beverages at FW Gentleman’s Club.  All necessary transfers of licenses and leases required for the continued operation of the business of the Company shall have been obtained.  The Specialized Certificate of Occupancy of FW Gentleman’s Club and the Company shall be in full force and effect.

Section 9.5            Related Transactions.  The Related Transaction set forth in Section 4.3 shall be consummated concurrently with the Closing.

Section 9.6            No Assumption of Liabilities.  The Purchaser shall not assume any liabilities of the Company or the business of FW Gentleman’s Club as of the date of Closing.

Section 9.7            Termination of Existing Lease.  Any and all existing leases for the Real Property, including but not limited to the Old Lease Agreement, and any and all existing leases for the Adjacent Property, if any, shall have been terminated.

Section 9.8           Absence of Proceedings.  No action, suit or proceeding by or before any court or any governmental or regulatory authority shall have been commenced and no investigation by any governmental or regulatory authority shall have been commenced seeking to restrain, prevent or challenge the transactions contemplated hereby or seeking judgments against the Company or any of its assets.

ARTICLE X
CLOSING ADJUSTMENTS

Mofid, the Company and the Purchaser agree that there shall be an adjustment made within sixty (60) days of the Closing Date to adjust for any liabilities that are found to exist of the Company as of the Closing Date, as such liabilities may relate to the Purchased Assets or the business of FW Gentleman’s Club, so that the Company and Mofid shall be responsible and liable to the Purchaser for the liabilities of the Company that exist as of the Closing Date, less any credit which the Company or Mofid would be entitled to for cash on hand, credit card receivables or pro rata portion of prepaid items.

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ARTICLE XI
INDEMNIFICATION

Section 11.1          Indemnification from Mofid and Voldar.  The Company, Mofid and Voldar, jointly and severally, hereby agree to and shall indemnify, defend (with legal counsel reasonably acceptable to Purchaser), and hold Purchaser, its officers, directors, shareholders, employees, affiliates, parent, agents, legal counsel, successors and assigns (collectively, the "Purchaser Group") harmless at all times after the date of this Agreement, from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs, expenses, penalties or injury  (including reasonable attorneys’ fees and costs of any suit related thereto) suffered or incurred by any of the Purchaser Group arising from: (a) any misrepresentation by, or breach of any covenant or warranty of Mofid, Faltynski, Voldar or the Company contained in this Agreement, or any exhibit, certificate, or other instrument furnished or to be furnished by Mofid, Voldar, Faltynski or the Company hereunder; (b) any nonfulfillment of any agreement on the part of Mofid, Voldar, Faltynski or the Company under this Agreement; (c) any liability or obligation due to any third party by the Company incurred at or prior to the Closing Date, including but not limited to any liability pursuant to the Texas Patron Tax; (d) any suit, action, proceeding, claim or investigation against Purchaser Group which arises from or which is based upon or pertaining to Mofid’s, Voldar’s, Faltynski’s or the Company’s conduct or the operation or liabilities of the business of the Company prior to the Closing Date or (e) any suit, action, proceeding, claim or investigation against any of the Purchaser Group arising out of or resulting in any claims by the former landlord that the Company failed to fulfill any of its obligations under its Lease Agreement at any time prior to the Closing Date.

Section 11.2          Indemnification from Purchaser.  Purchaser agrees to and shall indemnify, defend (with legal counsel reasonably acceptable to the Company and Mofid) and hold the Company and Mofid, and their respective officers, directors, affiliates, agents, legal counsel, successors and assigns (collectively, the "Mofids Group") harmless at all times after the date of the Agreement from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs, expenses, penalties or injury (including reasonable attorney’s fees and costs of any suit related thereto)  suffered or incurred by any of Mofids Group, arising from (a) any misrepresentation by, or breach of any covenant or warranty of Purchaser contained in this Agreement or any exhibit, certificate, or other agreement or instrument furnished or to be furnished by Purchaser hereunder; (b) any nonfulfillment of any agreement on the part of Purchaser under this Agreement; or (c) any suit, action, proceeding, claim or investigation against Mofids Group which arises from or which is based upon or pertaining to Purchaser’s conduct or the operation of the business of the Company subsequent to the Closing Date.

Section 11.3          Defense of Claims.  If any lawsuit enforcement action or any attempt to collect on an alleged liability is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party within ten (10) business days after receipt of  notice or other date by which action must be taken; provided that the failure of any indemnified party to give timely notice shall not affect rights to indemnification hereunder except to the extent that the indemnifying party demonstrates damage caused by such failure.  After such notice, the indemnifying party shall be entitled, if it so elects, to take control of the defense and investigation of such lawsuit or action and to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying party's cost, risk and expense; and such indemnified party shall cooperate in all reasonable respects, at its cost, risk and expense, with the indemnifying party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in such investigation, trial and defense of such lawsuit or action and any appeal arising therefrom.  The indemnifying party shall not, without the prior written consent of the indemnified party, effect any settlement of any proceeding in respect of which any indemnified party is a party and indemnity has been sought hereunder unless such settlement of a claim, investigation, suit, or other proceeding only involves a remedy for the payment of money by the indemnifying party and includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

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Section 11.4          Default of Indemnification Obligation.  If an entity or individual having an indemnification, defense and hold harmless obligation, as above provided, shall fail to assume such obligation, then the party or entities or both, as the case may be, to whom such indemnification, defense and hold harmless obligation is due shall have the right, but not the obligation, to assume and maintain such defense (including reasonable counsel fees and costs of any suit related thereto) and to make any settlement or pay any judgment or verdict as the individual or entities deem necessary or appropriate in such individuals or entities absolute sole discretion and to charge the cost of any such settlement, payment, expense and costs, including reasonable attorneys’ fees, to the entity or individual that had the obligation to provide such indemnification, defense and hold harmless obligation and same shall constitute an additional obligation of the entity or of the individual or both, as the case may be.

Section 11.5          Survival of Representations and Warranties.  The respective representations, warranties and indemnities given by the parties to each other pursuant to this Agreement shall survive the Closing for a period ending forty-eight (48) months from the Closing Date (“Survival Date”).  Notwithstanding anything to the contrary contained herein, no claim for indemnification may be made against the party required to indemnify (the “Indemnitor”) under this Agreement unless the party entitled to indemnification (the “Indemnitee”) shall have given the Indemnitor written notice of such claim as provided herein on or before the Survival Date.  Any claim for which notice has been given prior to the expiration of the Survival Date shall not be barred hereunder.

Section 11.6          Right to Offset.   In the event that the Purchaser is entitled to indemnification in accordance with Section 11.1 and 11.3 hereof, including the payment by the Purchaser of any debts or liabilities resulting from the purchase of the Purchased Assets which were incurred prior to the Closing Date, then Purchaser will have the right to offset any such amount from any obligations that are then due and payable to the Voldar pursuant to the RP Lease Agreement.

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ARTICLE XII
MISCELLANEOUS

Section 12.1          Amendment; Waiver.  Neither this Agreement nor any provision hereof may be amended, modified or supplemented unless in writing, executed by all the parties hereto.  Except as otherwise expressly provided herein, no waiver with respect to this Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought.  Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between or among any of the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.

Section 12.2          Notices.  Any notices or other communications required or permitted hereunder shall be sufficiently given if in writing and delivered in Person or sent by registered or certified mail (return receipt requested) or nationally recognized overnight delivery service, postage pre-paid, addressed as follows, or to such other address has such party may notify to the other parties in writing:

(a)	If to Voldar:	Voldar, LLC
Attn:  David G. Slater
Slater Kennon & Jameson, LLP
4807 Spicewood Springs Road
Building 2, Suite 240
Austin, Texas 78759

(b)	If to Mofid:	Sherri Mofid
1050 G. South Lamar
Austin, Texas 78745

with a copy to:	David G. Slater
Slater Kennon & Jameson, LLP
4807 Spicewood Springs Road
Building 2, Suite 240
Austin, Texas 78759

(c)	If to Faltynski:	John Faltynski
1803 W. Harris Road
Arlington, Texas 76001

(d)	If to the Company:	Restaurant Associates, Inc.
558 Hemphill Avenue
Fort Worth, Texas 76106

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(e)	If to the Purchaser:	RCI Entertainment (3315 North Freeway FW), Inc.
Attn:  Eric Langan, President
10959 Cutten Road
Houston, Texas 77066

with a copy to:	Robert D. Axelrod
Axelrod, Smith & Kirshbaum
5300 Memorial Drive, Suite 700
Houston, Texas  77007

A notice or communication will be effective (i) if delivered in Person or by overnight courier, on the business day it is delivered and (ii) if sent by registered or certified mail, three (3) business days after dispatch.

Section 12.3          Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

Section 12.4          Assignment; Successors and Assigns.  Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the parties hereto.  No party hereto may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other parties hereto, which consent will not be unreasonably withheld.

Section 12.5          Public Announcements.   The parties hereto agree that prior to making any public announcement or statement with respect to the transactions contemplated by this Agreement, the party desiring to make such public announcement or statement shall consult with the other parties hereto and exercise their best efforts to agree upon the text of a public announcement or statement to be made by the party desiring to make such public announcement; provided, however, that if any party hereto is required by law to make such public announcement or statement, then such announcement or statement may be made without the approval of the other parties.

Section 12.6          Entire Agreement.  This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof and supersede and cancel all prior representations, alleged warranties, statements, negotiations, undertakings, letters, acceptances, understandings, contracts and communications, whether verbal or written among the parties hereto and thereto or their respective agents with respect to or in connection with the subject matter hereof.

Section 12.7          Choice of Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to principles of conflict of laws.  In any action between or among any of the parties, whether arising out of this Agreement or otherwise, each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in Harris County, Texas.

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Section 12.8          Execution.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

Section 12.9          Costs and Expenses.   Each party shall pay their own respective fees, costs and disbursements incurred in connection with this Agreement.

Section 12.10        Section Headings.  The section and subsection headings in this Agreement are used solely for convenience of reference, do not constitute a part of this Agreement, and shall not affect its interpretation.

Section 12.11        No Third-Party Beneficiaries.  Nothing in this Agreement will confer any third party beneficiary or other rights upon any person (specifically including any employees of The Company) or any entity that is not a party to this Agreement.

Section 12.12        Further Assurances.  Each party covenants that at any time, and from time to time, after the Closing Date, it will execute such additional instruments and take such actions as may be reasonably be requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

Section 12.13        Exhibits Not Attached.  Any exhibits not attached hereto on the date of execution of this Agreement shall be deemed to be and shall become a part of this Agreement as if executed on the date hereof upon each of the parties initialing and dating each such exhibit, upon their respective acceptance of its terms, conditions and/or form.

Section 12.14        Attorney Review - Construction.  In connection with the negotiation and drafting of this Agreement, the parties represent and warrant to each other that they have had the opportunity to be advised by attorneys of their own choice and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments hereto.

Section 12.15        Gender.  All personal pronouns used in this Agreement shall include the other genders, whether used in the masculine, feminine or neuter gender and the singular shall include the plural and vice versa, wherever appropriate.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE.]

Asset Purchase Agreement-Page 22

IN WITNESS WHEREOF, the undersigned have executed this Stock Purchase Agreement to become effective as of the date first set forth above.

RCI ENTERTAINMENT (3315 NORTH FREEWAY FW), INC.

/s/ Eric Langan
By:	Eric Langan, President

RESTAURANT ASSOCIATES, INC.

/s/ John Faltynski
By:	John Faltynski, President

VOLDAR, LLC

/s/ Sherri Mofid
By:	Sherri Mofid, Sole Member

/s/ Sherri Mofid
Sherri Mofid, Individually

/s/ John Faltynski
John Faltynski, Individually

/s/ James Noryian
James Noryian, Individually

Asset Purchase Agreement-Page 23

EXHIBIT “A”

Lots 1-R, 2-R and 3-R, Block 3 of Diamond Heights Industrial Addition, an addition to the City of Fort Worth, Tarrant County, Texas according to the plat thereof recorded in Volume 388-42, Page 59-A of the Plat Records of Tarrant County, Texas

EXHIBIT “B”

Lots 4-R and 5-R, Block 3 of Diamond Heights Industrial Addition, an addition to the City of Fort Worth, Tarrant County, Texas according to the plant thereof recorded in Volume 388-42, Page 59-A of the Plat Records of Tarrant County, Texas.